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EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the Registration Statement on Form S-8 and the related prospectus pertaining to the Quidel Corporation 2001 Equity Incentive Plan of our report dated January 30, 2004 (except for the seventh through ninth paragraphs of Note 5, as to which the date is March 12, 2004), with respect to the consolidated financial statements and schedule of Quidel Corporation included in its Annual Report on Form 10-K for the year ended December 31, 2003, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed with the Securities and Exchange Commission.

                        /s/ Ernst & Young LLP

San Diego, California
June 23, 2004

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM